IMMEDIATE RELEASE

Evans Bancorp Reports First Quarter
Net Income Up 27%

HAMBURG, NY, April 25, 2012 – Evans Bancorp, Inc. (the “Company” or “Evans”) (NYSE Amex: EVBN), a community financial services company serving Western New York since 1920, today reported its results of operations for the first quarter ended March 31, 2012.

HIGHLIGHTS OF THE 2012 FIRST QUARTER

•	Net income increased to $2.4 million in the 2012 first quarter, or $0.58 per diluted share, from

$1.9 million, or $0.46 per diluted share, in the first quarter of 2011.

•	Total deposits grew 5.4% to $649.7 million in the first quarter, driven by continued growth in savings deposits (which increased $20.2 million, or 25.8% on an annualized basis) and seasonal municipal deposits.

•	The provision for loan and lease losses declined $0.7 million year-over-year, reflecting the positive impact of the release in provision from the direct financing lease portfolio and improving credit quality trends.

•	Return on average equity improved to 13.59% in the first quarter of 2012 compared with 11.71% in the prior year period.

•	Strong capital position with Total Risk-Based Capital ratio of 14.22% at March 31, 2012.

Net income grew to $2.4 million in the first quarter of 2012, up 26.9% from net income of $1.9 million in the first quarter of 2011. The improvement in net income reflected a combination of higher net interest income, which resulted from growing interest earning assets, and a $0.7 million year-over-year reduction in the provision for loan and lease losses due to the declining balance and improving credit quality trends in the leasing portfolio. The Company released $0.4 million in leasing provision in the 2012 first quarter compared with no leasing provision for the prior-year period. Return on average equity was 13.59% for the first quarter of 2012 compared with 11.71% in the first quarter of 2011.

David J. Nasca, President and CEO of Evans Bancorp, stated, “The strong earnings momentum the Bank has experienced continued in the first quarter of 2012 as we maintained core customer growth. The solid results are evidence of a growing awareness of what Evans has to offer as a community financial institution in the Western New York marketplace. We remain confident in this market and believe our investments in organic growth initiatives and overall risk management will contribute to our ability to drive performance.”

Net Interest Income
Net interest income was $6.9 million for the 2012 first quarter, up 8.8% compared with the first quarter of 2011 and flat compared with the fourth quarter of 2011. Growth in net interest-earning assets drove the increase from the first quarter of 2011 and offset the net interest margin contraction relative to the same period. The linked fourth quarter contained a $0.2 million adjustment in interest income due to the recovery of a previously marked down commercial loan acquired in the 2009 Waterford transaction. Excluding this adjustment, net interest income increased $0.1 million, or 2.2%, from the prior year’s fourth quarter. Core loans, which are defined as total loans and leases less national direct financing leases, were $575.2 million at March 31, 2012, an increase of 10.8% from $519.2 million at March 31, 2011, and down slightly from $577.4 million at December 31, 2011. Relatively flat performance in the first quarter of this year, compared with annualized growth of 11.8% in the fourth quarter of 2011, was primarily due to timing, as a significant number of loans were closed late in the fourth quarter of 2011. The majority of the loan growth since the first quarter of 2011 was in the commercial/industrial and commercial mortgage loan portfolios.

Investment securities were $112.5 million at March 31, 2012, up 8.4% from $103.8 million at the end of the fourth quarter of 2011 and up 15.1% from $97.7 million at the end of first quarter of 2011. The growth in the investment securities portfolio reflects the success of the Company in attracting core deposits in excess of the growth rate of loans.

Total deposits were $649.7 million at March 31, 2012, up 11.0%, or $64.5 million, from $585.1 million at March 31, 2011, and up 5.4%, or $33.5 million, from $616.2 million at December 31, 2011. Approximately $23.6 million of the growth in deposits since the end of the linked fourth quarter occurred in municipal deposits. There is typically seasonal growth in municipal deposits in the first quarter of the year due to municipal tax receipts. Municipal deposits are included in various categories, but are primarily concentrated in NOW and muni-vest savings. The remaining sequential and year-over-year growth was attributable to strong core deposit increases across a variety of products, including the Company’s Better Checking product (included in the NOW category) along with its complementary Better Savings product. These products have been successful in garnering new customers, rewarding existing customers for doing more business with the Bank and, ultimately, developing deeper customer relationships. Partially offsetting those gains was a decrease in time deposits due to the roll-off of higher rate promotional CD’s and decreased brokered time deposits.

Although the Bank experienced net interest margin compression due to declining interest rates throughout 2011, the margin remained relatively strong at 3.93% for the first quarter of 2012, flat compared with the fourth quarter rate of 3.92% (after adjusting for the one-time interest income adjustment) and down from 4.05% at March 31, 2011. As the low interest rate cycle matures, the Company’s loan and investment portfolios continue to re-price into lower yields, as evidenced by a decrease in yield on interest-earning assets of 35 basis points from the first quarter of 2011. The Company benefited from re-pricing its interest-bearing liabilities much earlier in the interest rate cycle and these rates have fallen less than its interest-earning assets in the past year. Accordingly, the cost of interest-bearing liabilities for the Company declined 26 basis points in the first quarter of 2012 from the first quarter of 2011. Additionally, the Company has been successful in attracting new customers, with most of that success coming in the premium-rate Better Checking and Better Savings products.

Allowance for Loan and Lease Losses and Asset Quality

Provision: The provision for loan and lease losses decreased to a release of $(0.2) million in the first quarter of 2012 from a provision of $0.5 million in the first quarter of 2011 and a provision of $0.8 million in the linked fourth quarter. The majority of the provision in the quarter was related to deterioration and charge-off of a $0.2 million commercial loan not previously identified as impaired. The first quarter benefitted from the release of $(0.4) million related to the continued improvement in the shrinking leasing portfolio’s credit quality.

Net charge-offs: There were net charge-offs to average total loans and leases of 0.32% in the first quarter of 2012 compared with 0.03% in the fourth quarter of 2011 and 0.33% in the first quarter of 2011. The charge-off percentage remains below industry standards and is indicative of the Bank’s historical credit quality.

Gary A. Kajtoch, Executive Vice President and CFO, noted, “We are closely monitoring the strength and breadth of the economic recovery. Our non-performing loans and leases have decreased during the quarter and, at 2.25%, our ratio of non-performing loans and leases to total loans and leases is at the lowest level in over a year. We will continue to apply our prudent underwriting standards in order to grow our portfolio while at the same time minimizing our exposure.”

As a result of the release of provision and the charge-offs during the first quarter of 2012, the ratio for the allowance for loan and lease losses to total loans and leases decreased to 1.86% at March 31, 2012, compared with 1.97% at December 31, 2011, and 1.97% at March 31, 2011. While the ratio decreased, the level of non-performing loans and leases decreased even further, resulting in an improved coverage ratio of 82.7% at March 31, 2012, compared with 75.7% at December 31, 2011.

Non-performing loans and leases: The ratio of non-performing loans and leases to total loans and leases decreased to 2.25% at March 31, 2012, from 2.60% and 2.53% at December 31, 2011, and March 31, 2011, respectively. In the first quarter of 2012, two commercial constructions loans for $1.2 million were converted to permanent loans that were current and accruing as of March 31, 2012, but were 90 days past their maturity date as of December 31, 2011. There was an additional $1.0 million decrease in non-performing loans and leases due to pay-offs ($0.5 million), improved performance in the leasing portfolio ($0.2 million), charge-offs ($0.2 million), and pay-downs ($0.1 million). The total coverage ratio for non-performing loans and leases was 82.74% at March 31, 2012, compared with 75.74% at December 31, 2011.

The FDIC-assisted acquisition of Waterford Village Bank in July of 2009 accounted for $2.5 million, or approximately 20%, of the Company’s $12.1 million in non-performing loans at March 31, 2012. These loans are included in a loss-sharing agreement with the FDIC, in which the FDIC bears at least 80% of the losses on these loans. On an adjusted basis, Evans’ coverage ratio for non-performing loans and leases was 104.8% at March 31, 2012, which includes the leasing portfolio mark of $0.4 million while excluding all of the FDIC-guaranteed Waterford loans.

Non-Interest Income

Non-interest income, which represented 32.4% of total revenue in the first quarter of 2012, declined 5.0%, or $0.2 million, to $3.3 million when compared with the first quarter of 2011, reflecting lower insurance agency revenue and a reduction in other income. Data center income, which is included in other income and declined $115 thousand from the prior year’s first quarter, is from Suchak Data Systems, LLC (“SDS”), a data processing company which was acquired by the Bank on December 31, 2008. The original contracted revenue generated by service agreements with other banks is expiring as expected. The Company is focusing on its original purpose for the purchase of SDS, which was to provide resources for its own internal bank processing needs. Insurance agency revenue of
$1.9 million was down $144 thousand, or 6.9%, when compared with the 2011 first quarter due mostly to a decrease in profit sharing revenue from the insurance carriers. The lower profit sharing is driven by higher loss ratios related to lower premium levels. Compared with the fourth quarter of 2011, TEA’s revenue was up $0.6 million, reflecting the typical revenue cycle seasonality.

Non-Interest Expense

Total non-interest expense was $6.9 million in the first quarter of 2012, an increase of $0.3 million, or 4.6%, from $6.6 million in the first quarter of 2011. The largest component of the increase was salaries and employee benefits, which was up $0.3 million, or 7.9%, to $4.2 million compared with the first quarter of 2011. This rise reflected merit increases awarded for 2011 performance, higher health care costs and increased staff, including commercial loan officers. These increases were partially offset by lower occupancy costs, mostly related to fully depreciated assets lowering depreciation expense and a reduction in FDIC insurance expense due to changes in the premium calculation adopted in the second quarter of 2011 by the FDIC.

As a result of the increase in non-interest expense and the decrease in non-interest income, the efficiency ratio slightly increased to 67.10% for the first quarter of 2012 from 66.36% for the first quarter of 2011.

Income tax expense for the quarter ended March 31, 2012, was $1.1 million, representing an effective tax rate of 31.7% compared with an effective tax rate of 29.6% in the first quarter of 2011. The effective tax rate increased because taxable income increased significantly while tax-exempt income was relatively flat.

Capital Management

The Company consistently maintains regulatory capital ratios measurably above the federal “well capitalized” standard, including a Tier 1 leverage ratio of 9.7% at March 31, 2012. Book value per share was $17.06 at March 31, 2012, compared with $16.72 at December 31, 2011, and $15.71 at March 31, 2011. Tangible book value per share at March 31, 2012, was $14.96, up 2.5% from the end of the fourth quarter of 2011 and up 11.0% from the same period in 2011.

Outlook

Mr. Nasca concluded, “We continue to make steady progress while facing the persistent challenge of increasing regulatory burden, capital requirements and margin compression due to low rates. We are well positioned to capitalize on the pending sale of HSBC and First Niagara branches, which has created an unprecedented opportunity to deliver our customer-centric community banking relationship model to the significant number of clients disrupted by this change. We believe we can be very effective in winning business related to the transition and improve our market share in Western New York.”

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $776 million in assets, 13 branches and $650 million in deposits at March 31, 2012. Evans is a full-service community bank providing comprehensive financial services to consumer, business and municipal customers throughout Western New York. Evans Bancorp’s wholly-owned insurance subsidiary, The Evans Agency, LLC, provides property and casualty insurance through 12 insurance offices in the Western New York region. Evans Investment Services, Inc., a wholly-owned subsidiary of Evans Bank, provides non-deposit investment products, such as annuities and mutual funds.

Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their Web sites, at www.evansbancorp.com and www.evansbank.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings. These statements are not historical facts or guarantees of future performance, events or results. There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies. These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
Gary A. Kajtoch Executive Vice President and Chief Financial Officer	Deborah K. Pawlowski Kei Advisors LLC
Phone: (716) 926-2000 Email: gkajtoch@evansbank.com	Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com

TABLES FOLLOW

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Unaudited)

(in thousands except shares and per share data)	2012	2011	2011	2011	2011
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

ASSETS
Investment Securities	$112,492	$103,783	$94,182	$94,494	$97,703
Loans	575,188	577,383	560,792	532,537	519,180
Leases	4,512	6,022	7,783	9,957	12,449
Allowance for loan and lease losses	(10,790)	(11,495)	(10,708)	(10,667)	(10,482)
Goodwill and intangible assets	8,675	8,779	8,893	9,013	9,139
All other assets	85,716	56,430	72,073	67,498	71,722
Total assets	775,793	740,902	733,015	702,832	699,711

LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand deposits	114,423	118,037	116,036	104,814	99,444
NOW deposits	62,077	50,761	48,924	44,193	43,457
Regular savings deposits	334,010	313,777	301,610	277,564	263,854
Muni-vest deposits	29,542	20,161	26,241	26,333	34,804
Time deposits	109,629	113,467	120,427	133,863	143,588
Total deposits	649,681	616,203	613,238	586,767	585,147
Borrowings	42,010	42,340	39,161	38,921	38,176
Other liabilities	13,647	13,371	12,417	10,831	12,055
Total stockholders’ equity	$70,455	$68,988	$68,199	$66,313	$64,333

SHARES AND CAPITAL RATIOS
Common shares outstanding	4,128,905	4,124,892	4,106,933	4,108,103	4,094,147
Book value per share	$17.06	$16.72	$16.61	$16.14	$15.71
Tangible book value per share	$14.96	$14.60	$14.44	$13.95	$13.48
Tier 1 leverage ratio	9.74%	9.71%	9.81%	9.80%	9.89%
Tier 1 risk-based capital ratio	12.96%	12.77%	12.65%	13.00%	12.95%
Total risk-based capital ratio	14.22%	14.03%	13.90%	14.26%	14.21%

ASSET QUALITY DATA
Non-performing loans	$12,091	$14,016	$13,782	$11,031	$11,322
Non-performing leases	950	1,160	1,549	1,747	2,127
Total non-performing loans and leases	13,041	15,176	15,331	12,778	13,449
Net loan charge-offs	456	41	118	824	430
Net lease charge-offs	-	-	-	-	-
Total net loan and lease (recoveries) charge-offs	456	41	118	824	430

Non-performing loans/Total loans and leases	2.09%	2.40%	2.42%	2.03%	2.13%
Non-performing leases/Total loans and leases	0.16%	0.20%	0.27%	0.32%	0.40%
Non-performing loans and leases/Total loans and leases	2.25%	2.60%	2.70%	2.36%	2.53%
Net loan charge-offs/Average loans and leases	0.32%	0.03%	0.09%	0.63%	0.33%
Net lease charge-offs/Average loans and leases	0.00%	0.00%	0.00%	0.00%	0.00%
Net loan and lease charge-offs/Average loans and leases	0.32%	0.03%	0.09%	0.63%	0.33%
Allowance to loans and leases	1.86%	1.97%	1.88%	1.97%	1.97%

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Unaudited)

(in thousands, except share and per share data)	2012	2011	2011	2011	2011
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Interest income	$8,369	$8,518	$8,169	$8,015	$8,013
Interest expense	1,516	1,627	1,655	1,728	1,716
Net interest income	6,853	6,891	6,514	6,287	6,297
Provision for loan and lease losses	(249)	828	159	1,009	488
Net interest income after provision	7,102	6,063	6,355	5,278	5,809

Deposit service charges	436	482	498	416	386
Insurance service and fee revenue	1,945	1,363	1,849	1,601	2,089
Bank-owned life insurance	117	123	117	110	103
Other income	790	894	720	798	883
Total non-interest income	3,288	2,862	3,184	2,925	3,461

Salaries and employee benefits	4,214	3,931	4,073	3,912	3,904
Occupancy	685	750	777	816	777
Repairs and maintenance	169	191	184	155	159
Advertising and public relations	145	247	188	247	130
Professional services	539	456	510	407	402
Technology and communications	248	248	177	220	235
Amortization of intangibles	104	114	120	126	130
FDIC insurance	134	153	135	135	229
Other expenses	671	983	639	744	639
Total non-interest expenses	6,909	7,073	6,803	6,762	6,605

Income before income taxes	3,481	1,852	2,736	1,441	2,665
Income tax provision	1,102	514	810	469	790
Net income	$2,379	$1,338	$1,926	$972	$1,875

PER SHARE DATA
Net income per common share-diluted	$0.58	$0.33	$0.47	$0.24	$0.46
Cash dividends per common share	$0.22	$0.00	$0.20	-	$0.20
Weighted average number of diluted shares	4,131,330	4,115,061	4,109,181	4,106,371	4,096,170

PERFORMANCE RATIOS
Return on average total assets	1.26%	0.72%	1.08%	0.55%	1.10%
Return on average stockholders’ equity	13.59%	7.77%	11.37%	5.90%	11.71%
Efficiency ratio	67.10%	71.35%	69.10%	72.04%	66.36%

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED AVERAGE BALANCES AND YIELDS/RATES
(Unaudited)

	2012	2011	2011	2011	2011
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
AVERAGE BALANCES
(dollars in thousands)
Loans and leases, net	$568,863	$557,875	$541,357	$524,178	$518,246
Investment securities	105,339	102,676	98,526	100,639	95,978
Interest bearing deposits at banks	23,271	22,928	17,200	16,952	8,456
Total interest-earning assets	697,473	683,479	657,083	641,769	622,680
Non interest-earning assets	58,607	58,078	59,647	62,517	62,148
Total Assets	756,080	741,557	716,730	704,286	684,828

NOW	55,116	49,665	45,604	44,707	38,469
Regular savings	326,090	307,164	290,310	268,220	256,158
Muni-Vest savings	22,076	29,808	25,177	29,483	24,616
Time deposits	112,079	117,074	125,037	139,727	143,177
Total interest-bearing deposits	515,361	503,711	486,128	482,137	462,420
Other borrowings	42,512	41,425	39,544	39,381	44,846
Total interest-bearing liabilities	557,873	545,136	525,672	521,518	507,266

Demand deposits	114,783	115,342	111,044	105,725	101,798
Other non-interest bearing liabilities	13,418	12,219	12,273	11,144	11,737
Stockholders’ equity	70,006	68,860	67,741	65,899	64,027

Total Liabilities and Equity	$756,080	$741,557	$716,730	$704,286	$684,828

YIELD/RATE

Loans and leases, net	5.28%	5.49%	5.36%	5.40%	5.52%
Investment securities	3.23%	3.33%	3.69%	3.68%	3.57%
Interest bearing deposits at banks	0.15%	0.14%	0.16%	0.17%	0.19%
Total interest-earning assets	4.80%	4.99%	4.97%	5.00%	5.15%

NOW	1.01%	1.29%	1.32%	1.17%	1.10%
Regular savings	0.69%	0.77%	0.77%	0.69%	0.64%
Muni-Vest savings	0.38%	0.46%	0.51%	0.47%	0.47%
Time deposits	1.85%	1.94%	2.07%	2.38%	2.44%
Total interest-bearing deposits	0.96%	1.07%	1.14%	1.21%	1.23%
Other borrowings	2.58%	2.65%	2.72%	2.71%	2.64%
Total interest-bearing liabilities	1.09%	1.19%	1.26%	1.33%	1.35%

Interest rate spread	3.71%	3.80%	3.71%	3.67%	3.80%
Contribution of interest-free funds	0.22%	0.23%	0.26%	0.25%	0.25%
Net interest margin	3.93%	4.03%	3.97%	3.92%	4.05%